Exhibit 99.1

Century Next Financial Corporation Reports Third Quarter Results

RUSTON, La., Nov. 4, 2011 (GlobeNewswire) - Century Next Financial Corporation (OTCBB: CTUY), the holding company of Bank of Ruston with $105.8 million in assets, today announced financial results for the third quarter ended September 30, 2011.

Financial Performance

In the third quarter of 2011, Century Next Financial Corporation (the “Company”) had net income after tax of $204,000 compared to net income of $175,000 for the third quarter of 2010, an increase of $29,000 or 16.6%.  Earnings per share (EPS) for the third quarter of 2011 were $0.21 per basic and diluted share compared to $0.17 per basic and diluted share reported in the third quarter  of 2010.  For the nine months ended September 30, 2011, net income was $492,000 compared to $468,000 for the same period in 2010, an increase of $24,000 or 5.1%.  EPS was $0.50 for the nine months ended September 30, 2011 compared to $0.44 for the same period in 2010.

Balance Sheet Growth

Overall, total assets increased by $7.7 million or 7.8% to $105.8 million at September 30, 2011 compared to $98.1 million at December 31, 2010.  The increase in assets was primarily a result of an increase in loans of $12.3 million partially offset by a decrease in debt securities of $4.2 million from scheduled maturities and sales.

Total debt securities decreased from $11.5 million at December 31, 2010 to $7.3 million at September 30, 2011.  The net decrease of $4.2 million was the result of $6.4 million in sales and maturities partially offset by $2.2 million in purchases for the nine-month period ended September 30, 2011.  The proceeds from the sale of debt securities were used to assist with the funding of loan growth during the nine-month period.

Total loans, net of deferred fees and allowance for loan losses, increased over the nine-month period ended September 30, 2011 by $12.3 million or 17.2% compared to yearend December 31, 2010.  Total net loans at September 30, 2011 were $83.9 million compared to $71.6 million at December 31, 2010.  Loan growth consisted primarily of an increase of loans secured by real estate of $11.4 million and an increase in commercial loans of $871,000.  Of the increase in loans secured by real estate, held for sale 1-4 family real estate loans increased by $2.4 million, residential 1-4 family real estate loans increased $6.3 million, and the remainder of the increase was within the commercial, multi-family, residential construction, and equity lines of credit real estate loan categories partially offset by a decrease in land loans.

Total deposits at September 30, 2011 were up $4.8 million or 6.1% to $82.7 million compared to $77.9 million at December 31, 2010.  The net increase consisted of a $3.4 million increase in savings and money market deposits, an $898,000 increase in noninterest-bearing deposits, and an $859,000 increase in time deposits partially offset by a $347,000 decrease in interest-bearing demand deposits.

Total borrowings, primarily consisting of Federal Home Loan Bank advances, increased to $3.4 million at September 30, 2011 from $1.0 million at December 31, 2010, an increase of $2.4 million or 241.3%.

Total Stockholders’ Equity increased by $404,000 or 2.2% to $18.7 million at September 30, 2011 compared to $18.3 million at December 31, 2010.  The increase for the nine-month period consisted primarily of increases in net income of $492,000, additional paid in capital of $75,000 from equity compensation, the release of shares for the employee stock ownership plan of $27,000, accumulated other comprehensive income of $28,000, and a decrease of $218,000 from the purchase of common stock shares for the recognition and retention plan.

Income Statement

Net interest income increased by $189,000 or 19.8% from $953,000 for the third quarter of 2010 to $1.1 million for the third quarter of 2011.  The increase was due to an increase in total interest income, primarily from loans, of $137,000 and a decrease in total interest expense, primarily on deposits, of $52,000.  For the nine months ended September 30, 2011, net interest income increased by $445,000 or 16.3% to $3.2 million compared to $2.7 million for the same period in 2010.  Total interest income, primarily from loans, increased by $259,000 while total interest expense, primarily on deposits, decreased by $186,000 for the nine-month period in 2011 compared to 2010.

For the third quarter of 2011, the provision for loan losses was $18,000 compared to $26,000 in the third quarter of 2010.  For the nine months ended September 30, 2011, the provision for loan losses was $31,000 compared to $28,000 for the same period in 2010.

Non-interest income was $246,000 for the third quarter of 2011 compared to $216,000 for the same period in 2010, an increase of $30,000 or 13.9%.  The increase was primarily due to an increase in loan servicing fees of $23,000.  For the nine months ended September 30, 2011, non-interest income increased by $216,000 or 39.3% to $765,000 compared to $549,000 for the same period in 2010.  The increase was primarily due to an increase of $71,000 in loan servicing fees and the gain on sale of fixed assets of $82,000.

Non-interest expense for the third quarter of 2011 was $1.1 million compared to $882,000 in the third quarter of 2010, an increase of $189,000 or 21.4%.  The net increase was due primarily to the increase in salaries and employee benefits of $133,000 due to new staff additions and equity compensation expense, and an increase of legal and professional fees of $93,000 related primarily to regulatory filings.   For the nine months ended September 30, 2011, non-interest expense increased by $625,000 or 24.4% to $3.2 million compared to $2.6 million for the same period in 2010.  The net increase was due primarily to the increase in salaries and employee benefits of $318,000 due to new staff additions and equity compensation expense, an increase of legal and professional fees of $160,000 related primarily to regulatory filings, an increase in data processing of $48,000, and an increase in occupancy and equipment expense of $44,000.

Asset Quality

“Classified loans” are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management.  Classified loans include both performing and nonperforming loans. During the third quarter of 2011, the Company continued to closely monitor all of its more significant loans, including all loans previously classified.

At September 30, 2011, the Company had $612,000 in classified loans compared to $724,000 at December 31, 2010.  Of these loans, at September 30, 2011, $578,000 were accruing loans and $34,000 were nonaccruing loans.  Total loans included in classified loans at September 30, 2011 that were evaluated for impairment was $346,000 compared to $387,000 evaluated for impairment and included in classified loans at December 31, 2010.  A loan “impairment” is a classification required under generally accepted accounting principles when it is considered probable that we may be unable to collect all amounts due according to the contractual terms of our loan agreement.  Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans.  At September 30, 2011, we had $34,000 in non-performing loans.  This compares to $424,000 in non-performing loans at December 31, 2010.  Non-performing loans as a percentage of total loans at September 30, 2011 were 0.04% as compared to 0.59% at December 31, 2010.  Total foreclosed assets at September 30, 2011 were $9,000 compared to $21,000 at December 31, 2010.

The Company charged off $10,000 of gross loan balances classified as loss for the nine months ended September 30, 2011 and recovered $3,000 in loan balances previously charged off in prior years.  The result was net charge offs of $7,000 for the nine-month period ended September 30, 2011 compared to net recoveries of $4,000 for the same period in 2010.  For the third quarter of 2011, the Company had gross charge offs of  $3,000 and no recoveries  compared to no charge offs or recoveries in the third quarter of 2010.

The adequacy of the allowance for loan losses is determined by management based upon an analysis of a number of recognized factors such as historical losses, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of the Company’s banking regulators.  The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners.

Capital

Total stockholders’ equity at September 30, 2011 was $18.7 million compared to $18.3 million at December 31, 2010. Capital ratios for the Company remain above the “well-capitalized” guidelines established by bank regulatory agencies.  In order to be well capitalized under applicable regulatory guidelines, the Company must maintain a Tier I Leverage Ratio of at least 5%, a Tier I Capital to Risk-Weighted Asset Ratio of 6% and a Total Risk-Based Capital to Risk-Weighted Asset Ratio of 10%.  At September 30, 2011, the Company’s respective ratios were a Tier I Leverage Ratio of 14.2%, Tier I Capital to Risk-Weighted Assets of 19.2%, and a Total Risk-Based Capital Ratio of 19.5%.

Additional Information

Century Next Financial Corporation is the holding company for Bank of Ruston (the “Bank”) which conducts business from its main office and full-service branch office, located in Ruston, Louisiana.  The Company was formed in 2010 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. The Bank is a wholly-owned subsidiary and is an insured federally-chartered stock savings association subject to the regulatory oversight of the Office of the Comptroller of the Currency. The Bank was established in 1905 and is headquartered in Ruston, Louisiana. The Bank is a full-service bank with two banking offices in Ruston. The Bank emphasizes professional and personal banking service directed primarily to small and medium-sized businesses, professionals, and individuals. The Bank provides a full range of banking services including its primary business of real estate lending to residential and commercial customers.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation and Subsidiary
Condensed Consolidated Balance Sheets (unaudited)

(In thousands, except per share data)

	September 30, 2011	December 31, 2010

ASSETS

Cash and cash equivalents	$6,731	$7,581
Investment securities	7,604	11,843
Loans, net	83,911	71,613
Other assets	7,533	7,078
TOTAL ASSETS	$105,779	$98,115
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$82,672	$77,895
Short-term borrowings (FHLB advances and resale agreements)	3,033	588
Long-term borrowings (FHLB advances)	390	415
Other liabilities	972	909
Total Liabilities	87,067	79,807
Stockholders' equity	18,712	18,308

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$105,779	$98,115
Book Value per share	$17.69	$17.30

Century Next Financial Corporation and Subsidiary
Consolidated Statements of Income (unaudited)

(In thousands, except per share data)

	Quarter Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Interest Income	$1,344	$1,207	$3,780	$3,521
Interest Expense	202	254	597	783

Net Interest Income	1,142	953	3,183	2,738
Provision for Loan Losses	18	26	31	28

Net interest income after
provision for loan losses	1,124	927	3,152	2,710
Noninterest Income	246	216	765	549
Noninterest Expense	1,071	882	3,183	2,558

Income Before Taxes	299	261	734	701
Provision For Income Taxes	95	86	242	233

NET INCOME	$204	$175	$492	$468

EARNINGS PER SHARE
Basic	$0.21	$0.17	$0.50	$0.44
Diluted	$0.21	$0.17	$0.50	$0.44

CONTACT:	Benjamin L. Denny, Chief Executive Officer or
Mark A. Taylor, Senior Vice President & Chief Financial Officer
(318) 255-3733

Company Website: www.bankruston.com